EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Company Contact: John R. Festa President and CEO (678) 264-4400

CareCentric Announces Closing of the Merger with
an Investor Group Led By Its Major Stockholder

ATLANTA, GA (September 4, 2003) — CareCentric, Inc. (OTC Bulletin Board: CURA), a leading provider of management information systems to the home health care community, announced today that its shareholders approved and the Company subsequently completed a merger with an investor group (Borden Associates, Inc.) led by its major stockholder, John Reed, and his son, Stewart Reed, that is expected to have the effect of taking the company private. The completed merger transaction has the following effects:

o	The number of record holders of CareCentric common stock was reduced from approximately 5,500 to less than 200 record holders;

o	CareCentric is eligible to terminate the registration of its common stock under the Securities Exchange Act of 1934, as amended;

o	If the termination of the registration of the common stock is completed, the common stock will no longer be quoted on the OTC Bulletin Board.

        “We are pleased to announce the closing of the merger transaction,” stated John R. Festa, CareCentric’s President and Chief Executive Officer. A deregistration from the SEC and elimination of ongoing reporting requirements will significantly reduce our annual administrative expenses and free our team to focus more effectively on managing the Company’s future.”

        CareCentric provides information technology systems and services to over 1,500 customers. CareCentric provides freestanding, hospital-based and multi-office home health care providers (including skilled nursing, private duty, home medical equipment and supplies, IV pharmacy and hospice) complete information solutions that enable these home care operations to generate and utilize comprehensive and integrated financial, operational and clinical information. With offices nationwide, CareCentric is headquartered in Atlanta, Georgia.

Note regarding Private Securities Litigation Reform Act: Statements made in this press release which are not historical facts, including projections, statements of plans, objectives, expectations, or future economic performance, are forward looking statements that involve risks and uncertainties and are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. CareCentric’s future financial performance could differ significantly from that set forth herein, and from the expectations of management. Important factors that could cause CareCentric’s financial performance to differ materially from past results and from those expressed in any forward looking statements include, without limitation, the inability to obtain additional capital resources, variability in quarterly operating results, customer concentration, product performance and acceptance, long sales cycles, long and varying delivery cycles, CareCentric’s dependence on business partners, emerging technological standards, risks associated with acquisitions and the risk factors detailed in CareCentric’s Registration Statement on Form S-4 (File No. 333-96529) and from time to time in CareCentric’s periodic reports filed with the Securities and Exchange Commission. In addition, the merger transaction may not achieve the degree of significant expense savings and other benefits anticipated by CareCentric. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates.

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